Exhibit 10.1

David M. Cote	Honeywell	973 455-6768
Chairman and	P.O. Box 3000	973 455-4002 Fax
Chief Executive Officer	Morristown, NJ 07962-2496	dave.cote@honeywell.com

February 24, 2012

Darius Adamczyk

11729 Egrets Point Drive

Charlotte, NC 28278

Dear Darius:

I am pleased to confirm your promotion to President of Honeywell Process Solutions (Band 6), located in either Bracknell, U.K. or Houston Texas, reporting to Roger Fradin. Your promotion will be effective on the date (which date will be within the next ninety (90) days) mutually agreed upon between you and Roger, in writing (the “Effective Date”).

COMPENSATION

Base Salary: As of the Effective Date, your annual base salary will be increased to $525,000.00. Base salary reviews occur annually and any adjustments are generally at the end of the first quarter of the calendar year. Adjustments are based on your performance and other relevant factors. You will next be eligible for a merit increase in March 2013.

Annual Incentive Compensation: As of the Effective Date, your target incentive compensation opportunity will be increased to 60% of your annual cash base salary earnings during the year. Incentive compensation awards are paid in the first quarter of the following year. For 2012, your incentive compensation shall be pro-rated to reflect the portion of the year that your incentive target was 60% versus 50%.

Long Term Incentive Awards: You will continue to be eligible for annual long-term incentive awards consisting of stock options, restricted stock units, or cash awards, or some combination thereof, as determined by the Company in its discretion. The actual grant sizes, if any, will be determined by your performance and future career potential with Honeywell. The terms of all long-term incentive awards are governed by the terms of the applicable stock plan and the relevant award agreements.

OTHER EXECUTIVE BENEFITS

You will continue to be entitled to the following Executive Benefits:

•	Vacation: You will be eligible for four (4) weeks’ vacation.
•	Excess Liability Insurance: Honeywell will pay the annual premium for an Excess Liability Insurance policy that provides $5,000,000 of coverage per occurrence.
•	Executive Severance: You will be covered under the Severance Pay Plan for Designated Employees of Honeywell International Inc. (Career Band 6) (the “Severance Plan”). Under the current terms of the Severance Plan, Honeywell will provide you with 12 months of base salary continuation if your employment is involuntary terminated (other than for “Cause,” as defined under the Severance Plan). You will be required to execute a release of claims in favor of Honeywell and its affiliates, and you may be required to agree to certain non-solicitation, non-disclosure and non-competition covenants, as a condition of receiving executive severance benefits.
•	Flexible Perquisite Allowance: Honeywell provides a $25,000 Flexible Perquisite Allowance that is paid in installments at the beginning of each quarter.

Darius Adamczyk

February 24, 2012

SPECIAL CONSIDERATION

You shall also be entitled to the following special long term incentive grants. However, because all equity grants made in the first quarter of 2012 are subject to the review and approval of the Management Development and Compensation Committee of the Board of Directors (“MDCC”) at a meeting currently scheduled for February 29, 2012, these terms and conditions shall not be deemed final until the MDCC approves them on such date. Moreover, if you have not accepted this offer by February 28, 2012, neither the stock option nor the restricted unit grants detailed below shall be made unless, or until, the MDCC approves such grants at its next regularly scheduled meeting, in which case that approval date, rather than February 29, 2012, shall be the grant date for all purposes.

1.	Restricted Units. You shall receive a grant of one hundred thousand (100,000) restricted units (“Special Grant RUs”). These Special Grant RUs shall be in lieu of your annual 2012 restricted unit grant and shall vest in one third increments on the third, fifth and seventh anniversaries of their grant date.
2.	Stock Options. You shall receive a grant of one hundred thousand (100,000) stock options (“Special Option Grant”). This Special Option Grant shall be in lieu of your annual 2012 stock option grant. Options granted under the Special Option Grant shall vest ratably (25% per year) on the first, second, third and fourth anniversaries of their grant date.
3.	Growth Plan Units. You shall receive seven thousand (7,000) growth plan units (“GPUs”) for the 2012-2013 performance cycle. This GPU grant will be in lieu of any other grant for the 2012-2013 performance cycle.

In the event you are terminated involuntarily other than for Cause (as that term is defined in the 2011 Stock Incentive Plan), you shall be entitled to vest, immediately as of your last day of employment, in the next tranche of restricted units and stock options granted under the Special Grant RUs and Special Option Grant, respectively.

RELOCATION

As part of your offer, you are eligible for the relocation program that applies to the circumstances of your particular situation (i.e., either an expatriate assignment or a domestic relocation). The details of the applicable program, including provisions related to tax gross-ups, tax equalization, clawbacks for voluntary termination, etc., will be forthcoming when the location of your position has been agreed upon.

In addition, however, an exception to policy has been granted should you experience a loss on sale of your primary residence based on current market conditions. This loss on sale will be allocated 100% to Honeywell (rather than the $20,000.00 standard policy amount). Should you elect to leave Honeywell prior to the first/second anniversary of the Effective Date, you will be required to reimburse Honeywell 100%/70% of the actual amount reimbursed hereunder, including any tax gross-ups.

PENSION PROVISION

As of the Effective Date, you will become eligible to participate in the Honeywell Retirement Earnings Plan (“REP”), which provides a benefit, expressed as an immediate lump sum, equal to 6% of final average pay times years of service. You can consult the REP’s Summary Plan Description for further details.

Darius Adamczyk

February 24, 2012

In addition, you shall be eligible for a supplemental benefit (“SERP”) in an amount equal to the benefit to which you would have been entitled (A)(i) had you commenced participation in the REP as of July 2, 2008, and (ii) if the IRS limitations on benefits and compensation did not apply, offset by (B) your actual earned REP benefit.

INTELLECTUAL PROPERTY AGREEMENTS

As a condition of the employment offer described herein, you are required to execute the enclosed copies of (i) Honeywell’s “Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information” (the “IP Agreement”), and (ii) Honeywell’s Noncompete Agreement for Senior Executives, along with the Addendum thereto (“Noncompete Agreement”).

OFFER ACCEPTANCE

Please indicate your acceptance of this offer by signing this letter in the space provided and returning it, along with an executed copy of the IP Agreement and Noncompete Agreement, to Mark James.

Honeywell has a long and distinguished history. But, more importantly, we are a company with a terrific future and a great place to work. Our performance culture drives growth for us and competitive advantage for our customers. We hire the best people; give them every possible opportunity to learn, grow, and develop; and reward them for their contributions. We offer career paths that span product lines, job types, businesses, and countries.

Darius, I very much look forward to continue working with you as we grow the business.

If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,

Dave Cote

Chairman and CEO

Honeywell International Inc.

Read and Accepted:

/s/ Darius Adamczyk	Feb. 27, 2012
Signature	Date

All businesses experience changing conditions. Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Honeywell will be on an “at will” basis. This means that there is no guarantee of employment for any specific period, and either you or Honeywell may terminate your employment at any time.